Exhibit 4.27

THIS PLEDGE OF SHARES is made on the 4th day of April, 2005

BY CHINA INTERACTIVE (SINGAPORE) PTE. LTD., a company incorporated under the laws of Singapore with its registered office situate at 45 Sam Leong Road, Singapore 207935 (the “Pledgor”) to GAMENOW.NET (HONG KONG) LIMITED, a company incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) with its registered office situate at 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (the “Pledgee”).

WHEREAS, the Pledgor is the legal and beneficial owner of 12,099,455 (31.1%) fully paid Ordinary Shares of par value HK$1.00 in the capital of China The9 Interactive Limited, a company incorporated under the laws of Hong Kong whose registered office is at 7/F 80 Gloucester Road, Wan Chai, Hong Kong (the “Company”), particulars of the said Ordinary Shares are set forth in the Schedule annexed hereto (the “Pledged Shares”);

WHEREAS, at the request of the Pledgor, the Pledgee had agreed to provide a loan in the principal amount of United States Dollars Six Million (US$6,000,000) (the “Loan”) to the Pledgor and in this connection, (a) the Pledgor as borrower has entered into a loan agreement dated the date hereof (the “Loan Agreement”, and the terms defined therein and not otherwise defined herein shall be used herein as therein defined) with the Pledgee as lender and (b) as a condition precedent to the advance of the Loan pursuant to the Loan Agreement, the Pledgor has also granted to the Pledgee an option to purchase the Pledged Shares together with all bonus shares and other shares, warrants, options, rights and interests derived therefrom or in exchange therefor from time to time (the “Option”); and

WHEREAS, the Pledgor has agreed to make a pledge of the Pledged Shares to secure its obligations under the Loan Agreement.

NOW THEREFORE, in consideration of the premises and in order to induce the Pledgee to make the Loan under the Loan Agreement, the Pledgor hereby agrees as follows:

1. Pledge

The Pledgor hereby pledges to the Pledgee, and grants to the Pledgee a security interest in, the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, bonus shares, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares.

2. Security for Obligations

This Pledge secures the due and timely performance of all of its obligations now or hereafter existing under the Loan Agreement, whether for principal, interest, fees, expenses, other payment obligation or otherwise (collectively, the “Obligations”).

3. Delivery of Pledged Shares

All certificates or instruments representing or evidencing the Pledged Shares shall be delivered to and held by or on behalf of the Pledgee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instrument of transfer (or assignment) and the contract note in blank, all in form and substance satisfactory to the Pledgee. The Pledgee shall have the right, at any time in its discretion subject to prior written notice having been given to the Pledgor, to transfer to or to register in the name of the Pledgee or any of its nominees any or all of the Pledged Shares, subject only to the revocable rights specified in Clause 6(a) hereof.

4. Representations and Warranties

The Pledgor represents and warrants to the Pledgee as follows:

(a)	the Pledged Shares have been duly authorized and validly issued and are fully paid up;

(b)	the Pledged Shares are free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Pledge;

(c)	the Pledged Shares constitute 31.1% of the total issued share capital of the Company;

(d)	the Pledgor is the sole legal and beneficial owner of the Pledged Shares;

(e)	this Pledge creates a valid and perfected first priority security interest in the Pledged Shares securing the payment and performance of the Obligations;

(f)	no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for this Pledge by the Pledgor or for the execution, delivery or performance of this Pledge by the Pledgor;

(g)	the execution, delivery and performance by the Pledgor of this Pledge is within its powers and do not contravene any law or contractual restriction binding on or affecting the Pledgor.

5. Further Assurances

The Pledgor agrees that at any time and from time to time, it shall, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Pledgee may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to the Pledged Shares.

6. Voting Rights, Dividends, etc

(a) So long as no Event of Default (as defined in the Loan Agreement) shall have occurred:

(i)	the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Shares or any part thereof for any purpose not inconsistent with the terms of this Pledge or the Loan Agreement or the Option; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right, or shall exercise such right in such manner as the Pledgee may direct, if, in the Pledgee’s judgment, such action would have an adverse effect on the value of the Pledged Shares or any part thereof; and provided, further, that the Pledgor shall give the Pledgee at least five (5) days’ written notice in advance of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right;

(ii)	the Pledgor shall be entitled to receive and retain any and all dividends paid in respect of the Pledged Shares, provided, however, that any and all (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Shares, and (B) dividends and other distributions paid or payable in cash in respect of any Pledged Shares in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, shall be, and shall be forthwith delivered to the Pledgee to hold as, part of the pledged collateral hereunder and shall, if received by the Pledgor, be received in trust for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor, and be forthwith delivered to the Pledgee as part of the pledged collateral hereunder in the same form as so received (with any necessary indorsement);

(iii)	the Pledgee shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends which it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement):

(i)	all rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Clause 6(a)(i) and to receive the dividends which it would otherwise be authorized to receive and retain pursuant to Clause 6(a)(ii) shall cease, and all such rights shall thereupon become vested in the Pledgee which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Shares such dividends;

(ii)	all dividends which are received by the Pledgor contrary to the provisions of paragraph (i) of this Clause 6(b) shall be received in trust for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Pledgee as Pledged Shares in the same form as so received (with any necessary indorsement).

7. Transfers and Other Liens; Additional Shares

(a) The Pledgor agrees that it shall not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Shares, or (ii) create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Shares, except for the rights granted to the Pledgee pursuant to the Option and the security interest created by and under this Pledge.

(b) Save with the prior written consent of the Pledgee at its absolute discretion, the Pledgor will exercise its rights as shareholder of the Company to ensure that the Company will not create or issue any shares, options, warrants or other securities in addition to or in substitution for the Pledged Shares.

8. Pledgee Appointed Attorney-in-Fact

The Pledgor hereby appoints the Pledgee as its attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Pledgee’s discretion to take any action and to execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes of this Pledge, including, without limitation, (i) to receive any money or payment made payable to the Pledgor representing any dividend or other distribution in respect of the Pledged Shares or any part thereof and to give full discharge for the same, by giving receipt or otherwise, (ii) to indorse and collect all instruments in the names of the Pledgor, (iii) to sign and execute any instruments and to do any act to give effect to the transfer of the Pledged Shares in the exercise by the Pledgee of its rights under Clause 3 hereof, (iv) to convene meeting of shareholders of the Company, and to vote thereat in the capacity of the shareholders holding the Pledged Shares, to remove any existing director(s) of the Company and appoint replacements thereof.

9. Pledgee May Perform

If the Pledgor fails to perform any agreement contained herein, the Pledgee may itself perform, or cause performance of, such agreement, and the expenses of the Pledgee incurred in connection therewith shall be payable by the Pledgor in the same manner as provided for in Clause 13 hereof.

10. Reasonable Care

The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Shares in its possession if the Pledged Shares are accorded treatment substantially equal to that which the Pledgee accords its own property, it being understood that the Pledgee shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to the Pledged Shares, whether or not the Pledgee has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to the Pledged Shares.

11. Remedies upon Default

If any Event of Default shall have occurred (in this connection a written confirmation issued by the Pledgee as to the occurrence of an Event of Default shall be conclusive evidence thereof and the Pledgor agrees that it will not dispute the legality, validity or enforceability of the Loan Agreement), the Pledgee may exercise in respect of the Pledged Shares all rights and remedies provided for herein or otherwise available to it by law, including, without limitation, the right to sell the Pledged Shares at public or private sale, at any exchange or at any of the Pledgee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Pledgee may deem commercially reasonable (for the avoidance of doubt, the Pledgee is not obliged to procure or accept the highest offer and shall not be liable for any failure to exercise its rights aforesaid or in the aforesaid manners). The Pledgor undertakes to the Pledgee that it will procure the Company to register such transfer of the Pledged Shares and the name of the transferee of such Pledged Shares as the shareholder of the Company. The Pledgor agrees that any cash held by the Pledgee as part of the pledged collateral hereunder and all cash proceeds received by the Pledgee in respect of any sale of, collection from, or other realization upon the Pledged Shares may, in the discretion of the Pledgee, be held by the Pledgee as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Pledgee pursuant to Clause 13 hereof and all costs) in whole or in part by the Pledgee against, all or any part of the Obligations in such order and manners as the Pledgee shall at its sole discretion elect. Any surplus of such cash or cash proceeds held by the Pledgee and remaining after payment in full of all the Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

12. Amendments, etc.

No amendment or waiver of any provision of this Pledge nor consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13. Expenses

The Pledgor shall upon demand pay the amount of any and all reasonable expenses, including all taxes and duties, government imposes, levy, reasonable fees and expenses of its counsel, which the Pledgee may incur in connection with (i) the sale of, collection from, or other realization upon, the Pledged Shares, (ii) the exercise or enforcement of any of the rights of the Pledgee hereunder, or (iii) the failure by the Pledgor to perform or observe any of the provisions hereof.

14. Notice

Any notice or other communication to be given under this Pledge shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial addresses so designated by each party are set out at the beginning of this Pledge. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Pledge. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch, and if delivered by courier, shall be deemed received two (2) business days (meaning a day, excluding Saturdays, on which licensed banks in Hong Kong are generally open for normal banking business) after the date of despatch, and if so sent by post, shall be deemed received three (3) business days after the date of despatch (in the case of local mail or delivery by courier) and five (5) business days after the date of despatch (in the case of overseas mail).

15. Continuing Security Interest; Transfer of Loan

This Pledge shall create a continuing security interest in the Pledged Shares and shall (i) remain in full force and effect until payment and performance in full of the Obligations, (ii) be binding upon the Pledgor, its successors and assigns, and (iii) inure to the benefit of the Pledgee and its successors, transferees and assigns. Without limiting the generality of the forgoing sub-clause (iii), the Pledgee may assign or otherwise transfer all or any of its rights and/or obligations under this Pledge to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Pledgee herein or otherwise. Upon the payment and performance in full of the Obligations, the Pledgor shall be entitled to the return, upon its request and at its sole expense, of the Pledged Shares together with such blank instrument of transfer deposited with the Pledgee provided that such Pledged Shares and blank instrument of transfer shall not have been sold or otherwise applied pursuant to the terms hereof.

16. Additional Security

The rights and interest of the Pledgee under this Pledge are in addition to and not in substitution for any other guarantee, indemnity, security, options, rights or remedies (whether arising by law or contractually) which the Pledgee may hold now or in the future for the performance of the Obligations and may be enforced without prior recourse to any such guarantee, indemnity, security, options, rights or remedies and without taking any other action or proceedings.

17. Indemnification

The Pledgor agrees and undertakes to indemnify and keep the Pledgee indemnified against all and any losses, damages, costs and expenses reasonably incurred by the Pledgee arising from or in connection with any failure by the Pledgor to make the payment and perform the Obligations or from any breach of the warranties and representations in Clause 4 hereof.

18. Partial Invalidity

If any provision of this Pledge is held to be illegal, invalid or unenforceable under the law of the applicable jurisdiction by any competent court of such jurisdiction, then such provision shall, to the extent it is illegal, invalid or unenforceable, have no effect and is deemed not to be included herein. The illegality, invalidity or unenforceability of any provision of this Pledge under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision. In such event, the Pledgor shall use its best genuine endeavours to come to an agreement with the Pledgee to modify or supplement such provision in such manner so as to make such provision valid, legal and enforceable or if so requested by the Pledgee, the Pledgor shall take such action or deed or enter into such other agreements with the Pledgee so as to provide the Pledgee with similar rights and interests as those granted herein.

19. No Waiver

No failure or delay by any party to this Pledge in exercising any right, power or remedy under this Pledge shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. If at any time any provision of this Pledge is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Pledge shall not be affected or impaired thereby.

20. Governing Law and Jurisdiction

(a) This Pledge shall be governed by and construed in accordance with the laws of Hong Kong.

(b) The parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in respect of this Pledge and the transactions contemplated by this Pledge.

(c) The Pledgor irrevocably appoints the Company as its process agent to receive and accept from time to time at the registered office of the Company, for or on behalf of the Pledgor, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to the Company (whether or not it is forwarded to and received by the Pledgor). If for any reason the Company ceases to be able to act as such or no longer has an address in Hong Kong, the Pledgor shall forthwith appoint a substitute process agent acceptable to the Pledgee, and to deliver to the Pledgee a copy of the new process agent’s acceptance of that appointment, within seven (7) days. Until such time as the Pledgor appoints a substitute process agent, the Company shall be the process agent of the Pledgor in the meantime and service on the Comapny pursuant to this Clause shall be effective.

IN WITNESS WHEREOF the parties hereto have caused this Share Pledge to be duly executed the day and year first above written.

THE PLEDGOR

SEALED with the common seal	)
and SIGNED by Ong Toon Wah	)
director, for and on behalf of	)
China Interactive (Singapore) Pte. Ltd.	)	/s/ Ong Toon Wah
in the presence of:-)

THE PLEDGEE

SIGNED by Jun ZHU	)
director, for and on behalf of	)
GameNow.net (Hong Kong) Limited	)	/s/ Jun ZHU
in the presence of:-

Schedule

Share Issuer:	China The9 Interactive Limited, a company incorporated in Hong Kong

Class of Share:	Ordinary Share

Par Value:	HK$1.00

Number of Shares:	12,099,455

Share Certificate(s) no(s).:	No. 5 [Company chop of China Interactive(s) Pte., Ltd.]